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                                                                   EXHIBIT 23(2)


                        INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of CNA Surety Corporation on Form S-4 of our report dated March 20, 1997, appearing in the Prospectus, which is part of this Registration Statement, with respect to our audits of the special-purpose statements of certain assets and liabilities of CCC Surety Operations, a business unit of CNA Financial Corporation, as of December 31, 1996 and 1995, and the special-purpose statements of certain revenues and direct operating expenses for each of the three years in the period ended December 31, 1996.

We also consent to the reference to us under the heading "Experts" in such Prospectus.





/s/ Deloitte & Touche LLP

Chicago, Illinois
August 15, 1997